CUSIP No. 249827502	Page 6 of 6

 Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees, as of February 13, 2012, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Derma Sciences, Inc., and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

Date: 2/13/2012	BRETT HEWLETT

/s/ Brett Hewlett

Date: 2/13/2012		COMVITA LIMITED

	By:	/s/ Brett Hewlett
	Name:	Brett Hewlett
	Title:	Chief Executive Officer